Exhibit 5.1

August 11, 2009

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Federal Realty Investment Trust
Underwritten Public Offering of up to 1,995,250
Common Shares of Beneficial Interest

Ladies and Gentlemen :

We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement dated August 11, 2009 (the “Prospectus Supplement”) to the prospectus dated June 16, 2009 (the “Base Prospectus”) contained in the automatic shelf registration statement on Form S-3 (File No. 333-160009) (the “Registration Statement”), which is an “automatic shelf registration statement” as defined under Rule 405 of the Act and which was filed on June 16, 2009. The Base Prospectus and the Prospectus Supplement are together referred to herein as the “Prospectus.” The Prospectus relates to the issuance and sale by the Company of up to 1,995,250 common shares of beneficial interest, par value $.01 per share (the “Shares”), pursuant to the Underwriting Agreement dated August 11, 2009 between the Company and the Underwriters (as defined below) (the “Underwriting Agreement”) and the related Pricing Agreement dated August 11, 2009 between the Company and the Underwriters (the “Pricing Agreement”), to the firms named in Schedule I to the Pricing Agreement (the “Underwriters”).

In rendering our opinion hereinafter set forth, our examination has been limited to the following documents (each, a “Document,” and collectively, the “Documents”):

(i)	the Registration Statement;

Federal Realty Investment Trust

August 11, 2009

(ii)	the Prospectus;

(iii)	the Declaration of Trust, as amended and corrected, of the Company, as certified by the Maryland State Department of Assessments and Taxation on August 11, 2009 and by the Assistant Secretary of the Company as of the date hereof;

(iv)	the Amended and Restated Bylaws, as amended, of the Company (the “Bylaws”), as certified by the Assistant Secretary of the Company as of the date hereof;

(v)	a copy of the specimen certificate for the Shares that may be issued pursuant to the Underwriting Agreement;

(vi)	the resolutions adopted by the Board of Trustees of the Company on May 5, 2009 and August 7, 2009 (the “Board Resolutions”), as certified by the Assistant Secretary of the Company as of the date hereof;

(vii)	the resolutions adopted by the Pricing Committee of the Board of Trustees of the Company on August 11, 2009 (the “Pricing Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”), as certified by the Assistant Secretary of the Company as of the date hereof;

(viii)	the Underwriting Agreement and the Pricing Agreement;

(ix)	a certificate of an officer of the Company dated as of the date hereof; and

(x)	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

For purposes of this opinion letter, we have not reviewed any documents other than the Documents, including any document (other than the Documents) that is referred to in or incorporated by reference into the Documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinion stated herein.

In our examination of the Documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinion expressed below,

Federal Realty Investment Trust

August 11, 2009

we have assumed that, at and prior to the time of the sale and delivery of the Shares pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Shares or the validity of the Shares.

We have also assumed that the offering, sale and delivery of the Shares will not at the time of such offering, sale and delivery violate or conflict with (i) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of capital shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.

Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Shares, when sold, issued and delivered by Company in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Maryland (excluding the securities laws, blue sky laws and the choice of law provisions of the State of Maryland). We render no opinions with respect to the law of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect and is limited to the matters and the transactions expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinion expressly stated herein. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

Federal Realty Investment Trust

August 11, 2009

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP